UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2023

BLOOM ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

001-38598

(Commission File Number)

Delaware	77-0565408
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4353 North First Street, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

408 543-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class(1)	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	BE	New York Stock Exchange

(1)    The registrant’s Class B Common Stock is not registered but is convertible into shares of Class A Common Stock at the election of the holder.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Indenture and Notes

On May 16, 2023, Bloom Energy Corporation (the “Company”) issued $632,500,000 aggregate principal amount of its 3.00% Green Convertible Senior Notes due 2028 (the “Notes”). The Notes were issued pursuant to, and are governed by, an indenture (the “Indenture”), dated as of May 16, 2023, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). Pursuant to the purchase agreement among the Company and the representatives of the initial purchasers of the Notes, the Company granted the initial purchasers an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $82,500,000 aggregate principal amount of Notes. The Notes issued on May 16, 2023 include $82,500,000 aggregate principal amount of Notes issued pursuant to the full exercise by the initial purchasers of such option.

The Notes will be the Company’s senior, unsecured obligations and will be (i) equal in right of payment with the Company’s existing and future senior, unsecured indebtedness (including its 2.50% Green Convertible Senior Notes due 2025); (ii) senior in right of payment to the Company’s future indebtedness that is expressly subordinated to the Notes; (iii) effectively subordinated to the Company’s existing and future secured indebtedness (including its 10.25% Senior Secured Notes due 2027), to the extent of the value of the collateral securing that indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of the Company’s subsidiaries.

The Notes will accrue interest at a rate of 3.00% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2023. The Notes will mature on June 1, 2028, unless earlier repurchased, redeemed or converted. Before the close of business on the business day immediately before March 1, 2028, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after March 1, 2028, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. The Company will settle conversions by paying or delivering, as applicable, cash, shares of its Class A common stock, $0.0001 par value per share (the “Class A common stock”), or a combination of cash and shares of its Class A common stock, at the Company’s election. The initial conversion rate is 53.0427 shares of Class A common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $18.85 per share of Class A common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Notes will be redeemable, in whole or in part (subject to the partial redemption limitation described below), at the Company’s option at any time, and from time to time, on or after June 5, 2026 and on or before the 46th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of the Company’s Class A common stock exceeds 130% of the conversion price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (2) the trading day immediately before the date the Company sends such notice. However, the Company may not redeem less than all of the outstanding Notes unless at least $100.0 million aggregate principal amount of Notes are outstanding and not called for redemption as of the time the Company sends the related redemption notice. In addition, calling any Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted during the related redemption conversion period.

If certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then, subject to a limited exception for certain cash mergers, noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. The definition of Fundamental Change includes certain change-of-control events relating to the Company, certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s Class A common stock.

The Notes will have customary provision relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time; (iii) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (iv) a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (v) certain defaults by the Company or any of its subsidiaries with respect to indebtedness for borrowed money of at least $50,000,000; and (vi) certain events of bankruptcy, insolvency and reorganization involving the Company or any of the Company’s significant subsidiaries.

If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company (and not solely with respect to a significant subsidiary of the Company) occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then, the Trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive special interest on the Notes for up to 180 days at a specified rate per annum not exceeding 0.50% on the principal amount of the Notes.

The above description of the Indenture and the Notes is a summary and is not complete. A copy of the Indenture and the form of the certificate representing the Notes are filed as exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Indenture and the Notes set forth in such exhibits.

Capped Call Transactions

On May 11, 2023, in connection with the pricing of the offering of Notes, the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with each of Barclays Bank PLC, through its agent Barclays Capital Inc., Bank of Montreal, through its agent BMO Capital Markets Corp., Bank of America, N.A., HSBC Bank USA, National Association, Morgan Stanley & Co. LLC, Mizuho Markets Americas LLC, through its agent Mizuho Securities USA LLC and Nomura Global Financial Products Inc. (the “Option Counterparties”). In addition, on May 15, 2023, in connection with the initial purchasers’ exercise of their option to purchase additional Notes, the Company entered into additional capped call transactions (the “Additional Capped Call Transactions,” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”) with each of the Option Counterparties. The Capped Call Transactions cover, subject to customary anti-dilution adjustments substantially similar to those applicable to the notes, the aggregate number of shares of the Company’s common stock that initially underlie the Notes, and are expected generally to reduce potential dilution to the Company’s common stock upon any conversion of Notes and/or at the Company’s election (subject to certain conditions) offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap, based on the cap price of the Capped Call Transactions. The cap price of the Capped Call Transactions is initially $26.46 per share of Class A common stock, which represents a premium of 100% over the last reported sale price of the Company’s common stock on May 11, 2023. The cost of the Capped Call Transactions was approximately $54.5 million.

The Capped Call Transactions are separate transactions, each between the Company and the applicable Option Counterparty, and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes or the Indenture. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

The above description of the Capped Call Transactions is a summary and is not complete. Copies of the form of confirmations for the Capped Call Transactions are filed as Exhibit 10.1 to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the confirmations set forth in such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 3.02. The Notes were issued to the initial purchasers in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), in transactions not involving any public offering. The Notes were initially resold by each initial purchaser to persons whom each such initial purchaser reasonably believes are “qualified institutional buyers,” as defined in, and in accordance with, Rule 144A under the Securities Act. Any shares of the Company’s Class A common stock that may be issued upon conversion of the Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders. Initially, a maximum of 47,807,955 shares of the Company’s Class A common stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 75.5857 shares of Class A common stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions.

Item 8.01	Other Events.

On May 11, 2023, the Company issued a press release announcing the pricing of the Notes in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

4.1	Indenture, dated as of May 16, 2023, between Bloom Energy Corporation and U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of certificate representing the 3.00% Green Convertible Senior Notes due 2028 (included as Exhibit A to Exhibit 4.1).

10.1	Form of Confirmation of Call Option Transaction, between Bloom Energy Corporation and each Option Counterparty.

99.1	Press release of Bloom Energy Corporation, dated May 11, 2023.

104	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLOOM ENERGY CORPORATION

Date: May 16, 2023	By:	/s/ Gregory Cameron
Gregory Cameron
Executive Vice President and Chief Financial Officer